SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                      FORM 8-K


                                   CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported)  January 31, 1994
                                                        (December 6, 1993)

                         WESTERN GAS RESOURCES, INC.
               (Exact name of registrant as specified in its charter)




                  Colorado                1-10389          84-1127613
       (State or other jurisdiction of  (Commission    (I.R.S Employer
        incorporation)                  File Number)  Identification No.)




       12200 N. Pecos Street   Denver, Colorado               80234-3439
       (Address of principal executive offices)               (Zip Code)




                                   (303) 452-5603
            (Registrant's telephone number, including area code)



                                     No Changes
       (Former name, former address and former fiscal year, if changed since last report).
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            ITEM 5.  OTHER EVENTS

            On December 6, 1993, Green River Gathering Company ("Green River") and Mountain Gas Resources, Inc. ("Mountain Gas") filed a complaint (the "Complaint") against Washington Energy Exploration, Inc. ("Washington") in District Court in Arapahoe County, Colorado seeking the payment of certain outstanding receivables from Washington and a declaratory judgment that the gathering agreement between Washington and Green River is in full force and effect.

            On December 27, 1993, Washington filed an answer, counterclaim, crossclaim and request for trial by jury (the "Answer") in response to the Complaint. The Answer denies the substance of the allegations set forth in the Complaint and asserts certain affirmative defenses. Washington has also made certain counterclaims seeking money damages relating to Green River's performance under the gathering agreement and under a processing agreement between the parties, and seeks a declaratory judgment that both agreements have been terminated. In addition, Washington has made a crossclaim against two unaffiliated entities, each of which owned part of Green River during part of the time period in question.

            Western Gas Resources, Inc. (the "Company") believes that Green River is in compliance with the gathering agreement and the processing agreement and that both are in full force and effect. Washington is the operator of wells producing approximately 33% of the natural gas transported through the Green River gathering system to Mountain Gas' Granger facility.

            The   Company  owns  100%   of  Green  River,   directly  or
            indirectly,  through its  wholly-owned subsidiary,  Mountain
            Gas.
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                                     SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            WESTERN GAS RESOURCES, INC.
                                                    Registrant


            Date: January 31, 1994      By: /s/ (signature)
                                            William J. Krysiak
                                            Vice President - Controller
                                            (Principal Financial and
                                            Accounting Officer)

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